AGREEMENT

This Agreement (the “Agreement”) is effective as of this 7th day of January, 2009 (the “Effective Date”) by and between, Oramed Pharmaceuticals Inc., a company established under the laws of the state of Navada with offices at 2/5 High Tech Park, Givat Ram Jerusalem, Israel (“OraMed”), and Hadasit Medical Research Services and Development Ltd. an Israeli Company with offices at P.O.B 12000, Jerusalem, 91120 Israel (the “Hadasit”).

Whereas, OraMed is the successor of Integrated Security Technologies, Inc. ("IST"); and

Whereas, Hadasit and IST entered on February 1, 2006 into the agreement regarding Method of Replacing Insulin Injections with Oral Insulin attached hereto as Exhibit A (the "First Agreement"); and

Whereas, the First Agreement contains certain terms and conditions all of which have been met by OraMed, including, the Financing defined in Section 7 of the First Agreement which has been raised by OraMed, the Clinical Trials defined in Section 5 of the First Agreement which have been successfully completed and the closing conditions in section 13 and 14 of the First Agreement which have been met; and

Whereas, the parties now wish to perform the Closing (as defined in the First Agreement) and replace the First Agreement with the terms and conditions set forth herein;

Now therefore, the parties hereto agree as follows:

1.	DEFINITIONS. In addition to terms elsewhere defined in this Agreement, the following terms shall have the meanings set forth opposite each one of them:

1.1.	"Acquired Patents" means the Patents set forth on Exhibit B and all subject matters disclosed and claimed therein.

1.2.	"Additional Patents" means all Patents filed by OraMed as a result of the collaboration with Hadasit as listed in Exhibit C and all subject matters disclosed and claimed therein

1.3.
Patents" means (i) all patents and patent applications and any patents issuing therefrom worldwide, (ii) any patents and patent applications claiming priority form (i) above, (iii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of any such patents or patent applications, (iv) any foreign or international equivalent of any of the foregoing; and (v) any application claiming priority of any patent in (i)-(iv) above.

2.	ASSIGNMENT OF PATENTS

2.1.
Consideration. Hadasit acknowledges and agrees that the 4,141,532 common stock par value US$0.001 of OraMed issued to Hadasit on February 17, 2006 constitute the sole and complete compensation and consideration for the sale, transfer and assignment of the Acquired Patents and Additional Patents and that Hadasit is not and will not be entitled for any additional consideration of any kind for the sale, transfer and assignment of the Acquired Patents and the Additional Patents.

2.2.
Acquired Patents. Hadasit confirms that it has conveyed, transferred and assigned all if its ownership rights in the Acquired Patents and any other rights, title and interest in and to the Acquired Patents to OraMed and that Hadasit has no and will have no claims whatsoever regarding the Acquired Patents. Hadasit further confirms and acknowledge that OraMed has had the right to file the Acquired Patents in its own name.

2.3.
Additional Patents. Hadasit further confirms its ownership rights and any other rights, title and interest in and to the Additional Patents have been or will be assigned, conveyed and transferred to OraMed exclusively immediately upon OraMed's requests and that Hadasit has no and will have no claims whatsoever regarding these Additional Patents.

2.4.
For the avoidance of doubt, Hadasit acknowledges and confirms that it has neither claims of any kind nor any rights to any of the Additional Patents listed in Exhibit C, attached hereto, all of which were filed by OraMed after the First Agreement. OraMed will exclusively control all prosecution, defense, enforcement, maintenance and will fully incur all costs of maintenance of both the Acquired Patents and the Additional Patents. Should OraMed decides for any reason not to incur some of the Patent costs and expenses (including, but not limited to, defense thereof against third parties claims or prosecution of third parties infringing same) relating to the Acquired Patents, and Hadasit shall bear such expenses in its stead, then OraMed shall be deemed to have automatically waived and assigned all its rights under the Acquired Patents or the Additional Patents, and shall not be entitled to any remuneration or compensation in respect of such rights or such assignment derived from Hadasit incurring such expenses. OraMed shall then take all steps and/or execute all documents necessary in order to give full force and effect to any such agreement to assign the Acquired or Additional Patents to Hadasit.

2.5.
In the event that Dr. Miriam Kidron is subsequently discovered not to be the sole inventor of the Acquired Patents or the Additional Patents and that either of them is subject to a claim by any current or former employee of Hadassah Medical Organization ("Hadasit Inventor"), any consideration that may be required to be paid to any Hadasit Inventor pursuant the Hadasit's internal guidelines or otherwise will be payable to such Hadasit Inventor solely by Dr. Miriam Kidron. In no event, including the event described in this subsection, shall the consideration paid to Hadasit be reduced and/or altered in any manner in order to compensate the Hadasit Inventor. Any and all Hadasit Inventor shall assign and will assign and transfer their entire right, title, and interest exclusively to Oramed, subject to the Hadasit Inventor’s entitlement to a proportionate share of Dr. Miriam Kidron share holdings in OraMed.

2.6.	Representations and Warranties. Hadasit hereby represents and warrants that:

2.6.1.
It has as of the Effective Date, and will have during the Term, sufficient rights and power to grant the rights to OraMed to which it purports to grant herein, free and clear of any and all liens and any requirements of charges, fees, rights, conditions or restrictions of any kind; and

2.6.2.	It has not granted any third parties any rights or licenses in the Acquired Patents and Additional Patents.

2.6.3.
From November 1, 2006, Dr. Miriam Kidron is no longer an employee of Hadassa Medical Organization or Hadasit, and no employer-employee relationship exists as of that date between Hadassah Medical Organization or Hadasit and Dr. Miriam Kidron. Furthermore, from November 1, 2006 any results developed by Dr. Miriam Kidron using her funds, do not belong to Hadassah Medical Organization or to Hadasit.

2.6.4.	it will execute any further document reasonably requested by OraMed in order to effect this Agreement and the assignment of rights herein.

2.6.5.	this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

2.6.6.
the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

2.7.
Disclaimer. Except as expressly set forth herein, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT,  MERCHANTIBILITY   AND  FITNESS   FOR  A  PARTICULAR PURPOSE.

3.	CLINICAL TRIALS
3.1.
Clinical Trial. Hadasit further acknowledges and agrees that all the results of Clinical Trials including currently performed clinical trials concerning the intellectual property and technology which is the subject matter of this Agreement, including all intellectual property right thereof, data, information, records, notes forms and regulatory files belong exclusively to OraMed.

3.2.
Dr. Miriam Kidron. Dr. Kidron has retired and is not longer an employee of Hadsit or Hadassah Medical Organization. OraMed has no outstanding obligations for Hadasit with respect to Dr. Kidron and Hadasit has no claims for her as they relate to the First Agreement, the Acquired Patents and/or the Additional Patents, subject to sub-clause 2.5 above.

4.	TERM
4.1.	This Agreement shall become effective on the Effective Date and shall continue until the last to expire of the Acquired Patents and the Additional Patents (the "Term").

5.	MISCELLANEOUS.
5.1.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of Tel Aviv-Jaffa District, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

5.2.
Assignment. Hadasit may not assign any of its rights or delegate any of its obligations under this Agreement by operation of law or otherwise without the prior written consent of OraMed.  OraMed shall be free to assign this Agreement in its sole discretion to its affiliates or to an entity that acquires a majority of the assets of OraMed to which this Agreement relates or all or substantially all of the equity of OraMed, provided that any such Assignee fully undertakes OraMed’s obligations under this Agreement. Any attempted assignment in violation of the foregoing shall be null and void and of no effect. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their successors and assigns.

5.3.
Headings. The heading and captions are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

5.4.	Exhibits. The exhibits of this Agreement form an integral part of this Agreement and they may be changed and updated by agreement in writing of both Parties hereto from time to time.

5.5.
Notices.  Notices to either Party to this Agreement shall be deemed given (a) four business days after being mailed by airmail, postage prepaid, (b) the same business day, if dispatched by facsimile and sender receives acknowledgment of receipt.  Mail shall be addressed as first set forth above, or to either Party at such other address as it shall have notified the other pursuant to the provisions of this subsection 5.5.

5.6.
Entire Agreement.  This Agreement constitutes the entire agreement between OraMed and Hadasit with respect to the subject matter hereof superseding any prior agreement, including, the First Agreement, which is hereby no longer valid and shall be null and void.  In the event of a contradiction between the body of this Agreement and any one of the exhibits thereto, the provisions contained in this Agreement shall prevail.

5.7.	Amendment. This Agreement may not be altered, amended or modified, except by formal agreement in writing signed by duly authorized representatives of both Parties.

5.8.
Independent Contractors.  The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture, or agency relationship between the Parties. Neither Party shall have the right to obligate or bind the other Party in any manner to any third party.

5.9.
No Waiver.  Neither Party shall, by mere lapse of time, without giving notice thereof, be deemed to have waived any breach by the other Party of any terms or provisions of this Agreement.  The waiver by either Party of any such breach shall not be construed as a waiver of subsequent breaches or as a continuing waiver of such breach.

5.10.
Severability.  In the event that any provision contained in his Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

5.11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.12.
Indemnification: Oramed shall indemnify, defend and hold harmless Hadasit, Hadassah Medical Organization, their trustees, officers, directors, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by OraMed or by a licensee, affiliate or agent of OraMed of any product, process or service relating to, or developed based on the Acquired Patents or the Additional Patents, or arising out of the performance of any related Clinical Trials. Oramed's indemnification obligation above will not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligence, gross negligence, intentional misconduct or breach of any applicable laws by any of the Indemnitees.

5.13.
Notwithstanding anything to the contrary herein, OraMed shall not use the names of the Hadasit, “Hadassah” or “HMO” without Hadasit’s prior written approval, not to be unreasonably withheld, all except for (a) references to scientific publications which are already in the public domain at the time of publication and (b) applications for regulatory approvals to official authorities, and (c) as requested by regulatory authorities as required by law or applicable regulation. Notwithstanding the foregoing, OraMed shall include appropriate acknowledgement and credit to Hadasit, HMO, and their employees in any publication relating to the Clinical Trials and/or the Patents, in whatever media, including application(s) to official authorities or presentations to potential investors. Hadasit acknowledges that OraMed is a reporting issuer in the United States and as such must file a copy of this Agreement with the SEC, which will be open for inspection by any party over the internet. Additionally, OraMed will be required to make full disclosure in material change report and in its periodic reports and other regulatory filing all aspects of this transaction. Hadasit hereby consents to all such filings.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

HADASIT		ORAMED INC.

By:	/s/ Raphael Hofstein	By:	/s/ Nadav Kidron
Name:	Raphael Hofstein	Name:	Nadav Kidron
Title:	President & CEO	Title:	CEO